Exhibit 1.01(a)

EXECUTION COPY

ASSET PURCHASE AGREEMENT

and

STOCK PURCHASE AGREEMENT

among

SCHMITT INDUSTRIES, INC.

TOSEI ENGINEERING CORP.

and

TOSEI AMERICA, INC.

dated as of

October 9, 2019

i

(continued)

(continued)

EXHIBITS

Exhibit A – Escrow Agreement

Exhibit B – Bill of Sale

Exhibit C – Assignment and Assumption Agreement

Exhibit D – Intellectual Property Assignments

Exhibit E – Assignment and Assumption of China Lease

Exhibit F – Transition Services Agreement

Exhibit G – New Lease

Exhibit H – Distributor Letter

Exhibit I – UK Property

SCHEDULES

Section 2.01(c)

Section 2.01(d)

Section 2.01(e)

Section 2.03(b)

Section 2.03(h)

Section 2.04(f)

Section 2.07(a)(i)

Section 2.10

Section 4.01

(continued)

Section 4.03

Section 4.04

Section 4.05

Section 4.08

Section 4.09(a)

Section 4.10

Section 4.11

Section 4.13(a)

Section 4.13(b)

Section 4.13(c)

Section 4.13(h)

Section 4.13(i)

Section 4.13(k)

Section 4.16(a)

Section 4.16(b)

Section 4.18(a)

Section 4.18(b)

Section 4.19(a)

Section 4.19(c)

Section 4.20(b)

Section 4.21(b)

Section 4.21(d)

Section 4.21(e)

Section 4.21(j)

Section 4.22(a)

Section 4.22(b)

Section 4.23

Section 4.24(b)

Section 6.06(a)

Section 7.02(d)

Section 7.02(h)

Section 8.02(a)(vi)

ASSET PURCHASE AGREEMENT AND STOCK PURCHASE AGREEMENT

This Asset Purchase Agreement and Stock Purchase Agreement (this “Agreement”), dated as of October 9, 2019, is entered into among SCHMITT INDUSTRIES, INC., an Oregon corporation (“Seller”) and TOSEI AMERICA, INC., an Ohio corporation (“U.S. Buyer”), and TOSEI ENGINEERING CORP., a company organized and existing under the laws of Japan (“UK Buyer” and together with the U.S. Buyer, the “Buyer” or “Buyers”).

RECITALS

WHEREAS, Seller and its wholly owned subsidiary, Schmitt Europe Limited, a company incorporated in England and Wales (company number 03202316) (the “UK Subsidiary”), are engaged in the business of the design, manufacture and sales of computer-controlled vibration balancing systems for the grinding machine tool industry (the “Business”);

WHEREAS, Seller wishes to sell and assign to U.S. Buyer, and U.S. Buyer wishes to purchase and assume from Seller, the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

WHEREAS, Seller wishes to sell and transfer to UK Buyer, and UK Buyer wishes to purchase from Seller, the UK Shares (as defined herein), subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyers to Seller shall be placed in escrow by Buyers, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Acquisition Proposal” has the meaning set forth in Section 6.04(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of China Lease RM 1105, Assignment and Assumption of China Lease RM 1106, the Transition Services Agreement, New Lease and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of China Lease RM 1105” has the meaning set forth in Section 3.02(a)(v).

“Assignment and Assumption of China Lease RM 1106” has the meaning set forth in Section 3.02(a)(v).

“Associated Person” means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on behalf of that company.

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.21(b).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Bribery Act 2010” means the Bribery Act 2010 in force in England and Wales as may be amended or updated from time to time.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday, any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business, or any day other than an English bank or public holiday.

“Business Employees” has the meaning set forth in Section 6.06(a).

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business by or on behalf of Seller or the UK Subsidiary.

“Business Products” means all proprietary Software products and related services of the Business that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of Seller or the UK Subsidiary or otherwise used in and material to the operation of the Business, or are currently under development by or for Seller or the UK Subsidiary for use in the Business.

“Business-Related” has the meaning set forth in Section 4.22(a).

“Buyers” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02(a).

“Buyers’ Accountants” means KPMG US.

“Carve-out Balance Sheet” has the meaning set forth in Section 4.04.

“Carve-out Balance Sheet Date” has the meaning set forth in Section 4.04.

“China Lease RM 1105” means that certain Shanghai Lease Agreement, dated November 10, 2010, between Ruan Zhe and Dawei Yu (as amended October 9, 2012, and as further amended November 21, 2016, and as further amended November 12, 2018, and including any and all supplements thereto), pursuant to which the right of rental transferred to Shchmitt Industries Inc. Shanghai Representative Office upon the filing of that certain Registration Certificate of Representative Office of Foreign (Region) Enterprise in China on or about January 25, 2011.

“China Lease RM 1106” means that certain Lease Agreement, dated May 6, 2011, between Bingrou Zhang and Schmitt Industries Inc. Shanghai Representative Office (as amended on July 7, 2019, and including any and all supplements thereto).

“China Property” means the leasehold property comprising, collectively (i) RM 1105, Paris Shiyuan Mansion, No. 500 South Xiang-Yang Road, Shanghai, China 200031 held under China Lease RM 1105 and (ii) RM 1106, Paris Shiyuan Mansion, No. 500 South Xiang-Yang Road, Shanghai, China 200031 held under China Lease RM 1106.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.07(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act 2006” means the Companies Act 2006 in force in England and Wales as may be amended or updated from time to time.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business included in the line items set forth on Section 2.07(a)(i) of the Disclosure Schedules.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Section 2.07(a)(i) of the Disclosure Schedules.

“Data Protection Laws” has the meaning set forth in Section 4.13(l).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or other similar encumbrance.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any applicable Governmental Order or applicable binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, as further amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyers, Seller and the Escrow Agent at the Closing, substantially in the form of Exhibit A, which shall provide for the Indemnification Escrow Amount to be held in escrow for one (1) year following the Closing Date, subject to the terms thereof.

“Excluded Assets” has the meaning set forth in Section 2.03.

“Excluded Contracts” has the meaning set forth in Section 2.03(b).

“Excluded Liabilities” has the meaning set forth in Section 2.05.

“Excluded Party” has the meaning set forth in Section 6.04(b).

“Exemption Certificate” means a properly completed and executed written certificate delivered by a buyer to a seller with respect to a sale of tangible goods in form and content satisfactory to the relevant Governmental Authority to evidence the seller’s exemption from the obligation to collect sales tax with respect to such sale, including, where applicable, a resale certificate, and any other form of certificate authorized by the Governmental Authority to claim exemption from sales tax as a result of the status of the buyer, or the type of goods purchased.

“Export Control Laws” means all applicable U.S. Law governing imports into or exports from the United States, including without limitation: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120-130), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(l).

“FLSA” has the meaning set forth in Section 4.22(c).

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.09(a)(viii).

“Governmental Authority” means any applicable federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), including any tax authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Go-Shop Period End Date” has the meaning set forth in Section 6.04(a).

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form (to the extent subject to regulations), lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnification Escrow Amount” means $420,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 3.02(c)(i).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.07(b)(iii).

“Insolvency Act 1986” means the Insolvency Act 1986 in force in England and Wales as may be amended or updated from time to time.

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, middleware, programming tools, and other code, including all source code, object code, executable code, scripts, routines, application programming interfaces, data files, libraries, databases, database search and administration tools, protocols, specifications, and other documentation thereof (“Software”); and (i) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, relating to any Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller or the UK Subsidiary is a party, beneficiary or otherwise bound, with the exception of agreements relating to Off-the-Shelf Software/Hardware.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller or the UK Subsidiary and used or held for use in the conduct of the Business as currently conducted or proposed to be conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller or the UK Subsidiary with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are registered or issued by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for registration or issuance of any of the foregoing.

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Michael Zapata, Ann Ferguson, Donna Witkowski or Kelvin Woltring, or the knowledge that any such Person would have ascertained after reasonable inquiry, consistent with such Person’s title and responsibilities.

“Knowledge of the Buyer or Buyer’s Knowledge” or other similar knowledge qualification, means the actual knowledge of Kenichi Tamura or Hiroyuki Kobayashi, or the knowledge that any such Person would have ascertained after reasonable inquiry, consistent with such Person’s title and responsibilities.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Law of Property Act 1994” means the Law of Property (Miscellaneous Provisions) Act 1994 in force in England and Wales as may be amended or updated from time to time.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller and/or the UK Subsidiary holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted or proposed to be conducted.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Losses” means losses, damages, liabilities, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably by expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, (b) the value of the Purchased Assets and the UK Shares, taken as a whole, or (c) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.09, or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyers; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any natural or man-made disaster or acts of God; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customers” has the meaning set forth in Section 4.16(a).

“Material Suppliers” has the meaning set forth in Section 4.16(b).

“Minimum Cash” means $140,000.

“Multiemployer Plan” has the meaning set forth in Section 4.21(d).

“New Lease” has the meaning set forth in Section 6.20(b).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.21(b).

“Notice Period” has the meaning set forth in Section 6.04(c).

“Off-the-Shelf Software/Hardware” means ready-made software or hardware products that are commercially available to the general public and are purchased, leased, or licensed from third-party vendors or suppliers by the Seller or the UK Subsidiary for use in the conduct of the Business without customization or modification.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Owned Real Property” has the meaning set forth in Section 4.12(a)(ii).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar statutory Liens imposed by operation of applicable Law and arising in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings; (iii) statutory Liens securing payments not yet due and payable, including Liens of lessors pursuant to the terms of any lease; (iv) such imperfections or irregularities of title, Liens, charges, zoning ordinances, codes, easements, conditions, covenants, rights of way, exclusions and other restrictions or encumbrances as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as currently conducted; (v) such imperfections or irregularities of title, Liens, charges, easements, conditions, covenants, rights of way, exclusions and other restrictions or encumbrances or other matters relating to real property which would be shown by a current survey, a current title report or other similar report; (vi) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations; and (vii) matters shown on Section 4.10 of the Disclosure Schedules.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(a)(ii).

“Post-Closing Tax Period” means (a) any taxable period starting after the Closing Date and (b) with respect to a Straddle Period, any portion thereof starting after the Closing Date.

“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on and including the Closing Date.

“Primary Business Location” has the meaning set forth in Section 4.12(a)(ii).

“Production Matters” has the meaning set forth in Section 6.21.

“PSC Register” has the meaning set forth in Section 4.06(k).

“Purchase Price” has the meaning set forth in Section 2.06.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.21(d).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Relevant Benefits” means pension, lump-sum, death, ill-health, disability or accident benefits.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(b)(ii).

“Responsible Party” has the meaning set forth in Section 6.16.

“Restricted Period” has the meaning set forth in Section 6.08(a).

“Review Period” has the meaning set forth in Section 2.07(b)(i).

“Sanctions” has the meaning set forth in Section 4.25(c).

“Seller” has the meaning set forth in the preamble.

“Seller Board” means the board of directors of the Seller.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Related Parties” has the meaning set forth in Section 9.02(b).

“Seller’s Accountants” means Moss Adams LLP.

“Statement of Objections” has the meaning set forth in Section 2.07(b)(ii).

“Straddle Period” means any taxable year or other taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Superior Proposal” has the meaning set forth in Section 6.04(c).

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” means $4,200,000.

“Tax” or “Taxes” means any US federal, state, provincial, local or foreign (i.e., non-U.S.) income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, or withholding tax, including any estimated tax, any customs duties or tariffs, including from imports prior to Closing that have not been liquidated, any Liabilities for unclaimed property, and any other tax, duty or similar governmental charge or assessment or deficiency, including any interest, penalties or additions attributable to the foregoing.

“Tax Return” means any return, declaration, report, form, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.02(a)(iii).

“Territory” means any county, state, province, country or other political subdivision in which the Business has clients as of the Closing Date.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transferred Employee” has the meaning set forth in Section 6.06(d).

“Transfer Tax” means all transfer, sales and use, value added, registration, documentary, stamp and similar Taxes (including any penalties, interest, addition to Tax and costs and expenses relating to such Taxes, but excluding any transfer gains Taxes) whether for real or personal property incurred in connection with consummation of the transactions contemplated by this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“UK Buyer” has the meaning set forth in the preamble.

“UK DB Plan” means an occupational pension plan constituted under the laws of any jurisdiction within the United Kingdom which is defined benefit in nature.

“UK DC Plans” means a group personal pension plan with Standard Life (Scheme Number: J32219); and the National Employment Savings Trust both of which are registered pension schemes providing only money purchase benefits as defined in section 181 of the UK Pension Schemes Act 1993.

“UK Employer Pensions Duties” means the automatic enrolment employer duties arising under the UK Pensions Act 2008.

“UK Employees” means those employees of the Business listed in Section 4.22(a) of the Disclosure Schedules employed by the UK Subsidiary.

“UK Employment Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“UK Inventory” has the meaning set forth in Section 4.14.

“UK Lease” means the lease under which the UK Property is held.

“UK Property” means the unregistered leasehold property comprising Ground Floor Unit 2 Leofric Court Progress Way, Binley Industrial Estate, Coventry, West Midlands, CV3 2NT held under the UK Lease.

“UK Purchase Price” has the meaning set forth in Section 2.06.

“UK Shares” means two (2) shares of the UK Subsidiary issued to Seller, which constitute the entire issued share capital of the UK Subsidiary.

“UK Subsidiary” has the meaning set forth in the recitals.

“UK Subsidiary Financial Statements” has the meaning set forth in Section 4.04.

“Undisputed Amounts” has the meaning set forth in Section 2.07(b)(iii).

“Union” has the meaning set forth in Section 4.22(b).

“U.S. Buyer” has the meaning set forth in the preamble.

“U.S. Purchase Price” has the meaning set forth in Section 2.06.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to U.S. Buyer, and U.S. Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances (if any), all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c) all Contracts which relate to the Business, including but not limited to all Intellectual Property Agreements and such Contracts set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d) all Intellectual Property Assets set forth on Section 2.01(d) of the Disclosure Schedules;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, jig, electric drawing and mechanical drawing, calibration/adjustment manuals, inspection standard, parts list for manufacturing, manuals/standards and parts list for maintenance and other tangible personal property (the “Tangible Personal Property”) set forth on Section 2.01(e) of the Disclosure Schedules;

(f) all Leased Real Property;

(g) all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.19(c) and Section 4.20(b) of the Disclosure Schedules;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Purchased Assets (“Books and Records”); and

(m) all goodwill and the going concern value of the Business.

Section 2.02 Purchase and Sale of UK Shares. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to UK Buyer, and UK Buyer shall purchase from Seller, all UK Shares free and clear of any Encumbrances and with full title guarantee as set out in the Law of Property Act 1994.

Section 2.03 Excluded Assets. Notwithstanding the provisions of Section 2.01 or any other provision in this Agreement to the contrary, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, bank accounts and securities of Seller;

(b) Contracts that are not Assigned Contracts, including but not limited to such Contracts set forth on Section 2.03(b) of the Disclosure Schedules (the “Excluded Contracts”);

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(d) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder, other than insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(e) all Benefit Plans and assets attributable thereto;

(f) the Owned Real Property;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller;

(h) the assets, properties and rights specifically set forth on Section 2.03(h) of the Disclosure Schedules; and

(i) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents;

provided that, for the avoidance of doubt, no assets of the UK Subsidiary shall be Excluded Assets.

Section 2.04 Assumed Liabilities.

Subject to the terms and conditions set forth herein, U.S. Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date and that either are reflected on the Carve-out Balance Sheet Date or arose in the ordinary course of business since the Carve-out Balance Sheet Date;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date and did not arise from to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c) except as specifically provided in Section 6.06, all liabilities and obligations of Buyers or their Affiliates relating to employee benefits, compensation or other similar arrangements with respect to any Transferred Employee arising on or after the Closing;

(d) all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Post-Closing Tax Period and (ii) Taxes for which Buyer is liable pursuant to Section 6.15;

(e) all other liabilities and obligations arising out of or relating to Buyers’ ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(f) those Liabilities of Seller set forth on Section 2.04(f) of the Disclosure Schedules.

Section 2.05 Excluded Liabilities. Notwithstanding the provisions of Section 2.04 or any other provision in this Agreement to the contrary, Buyers shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes of the Seller that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.15(a); or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller (for the avoidance of doubt, not including the UK Subsidiary)) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller (for the avoidance of doubt, not including the UK Subsidiary)) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets (and not relating to or arising out of the Purchased Assets);

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller, in each case to the extent related to the Business or the Purchased Assets;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller, to the extent related to the Business or the Purchased Assets;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller arising prior to the Closing;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for benefits, compensation or other similar arrangements arising prior to the Closing, but not including any of the foregoing Liabilities arising after the Closing or any portion of the foregoing Liabilities which continue after the Closing;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller and to the extent related to the Business or the Purchased Assets;

(j) any trade accounts payable of Seller (i) which constitute intercompany payables owing to Affiliates of Seller; or (ii) which constitute debt, loans or credit facilities to financial institutions;

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to U.S. Buyer pursuant to this Agreement, subject to Section 2.10; or (ii) to the extent such Liabilities arise out of a breach by Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order, including but not limited to any Export Control Law, the Bribery Act 2010 or the Foreign Corrupt Practices Act.

provided that, for the avoidance of doubt, no Liabilities of the UK Subsidiary shall be Excluded Liabilities.

Section 2.06 Purchase Price. The aggregate purchase price for the Purchased Assets and Assumed Liabilities shall be Eight Million Five Hundred Eleven Thousand Dollars ($8,511,000) (the “U.S. Purchase Price”) and the aggregate purchase price for the UK Shares shall be One Million Nine Hundred Eighty Nine Thousand Dollars ($1,989,000) (the “UK Purchase Price” together with the U.S. Purchase Price, the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Section 2.07 hereof. The Purchase Price shall be paid as provided in Section 3.02.

Section 2.07 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyers shall prepare and deliver to Seller (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form of Section 2.07(a)(i) of the Disclosure Schedules (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer (or interim Chief Financial Officer) of U.S. Buyer stating that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.07(a)(i) of the Disclosure Schedules.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Target Working Capital. If the Post-Closing Adjustment is a positive number, the Buyers shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyers an amount equal to the Post-Closing Adjustment.

(b) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyers, the personnel of, and work papers prepared by Buyers and/or Buyers’ Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyers’ possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), upon reasonable advance notice and during normal business hours.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyers a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, the Buyers and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Buyers and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyers fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte or, if Deloitte is unable to serve, Buyers and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or the Buyers’ Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyers, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyers, respectively, bears to the aggregate amount actually contested by Seller and Buyers.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall mutually agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within three (3) Business Days of acceptance of the Closing Working Capital Statement or (y) if there are Disputed Amounts, then within three (3) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyers or Seller, as the case may be. Any payment of the Post-Closing Adjustment owed by Seller to the Buyers, at the Buyers’ discretion, may be paid by the Escrow Agent from the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.07 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.08 Allocation of Purchase Price. Seller and Buyers agree that the Purchase Price (as adjusted to reflect any Post-Closing Adjustment) and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets and UK Shares for all purposes (including Tax and financial accounting) as shown on the allocation schedule to be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-US law, as applicable) (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyers and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Buyers in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days of receipt of the draft Allocation Schedule, Seller and Buyers shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyers are unable to resolve any dispute with respect to the Allocation Schedule within one hundred eighty (180) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. If Seller and Buyers mutually agree that applicable regulations require the final Allocation Schedule to be completed prior to the time periods provided in this Section 2.08, Seller and Buyers shall use commercially reasonable efforts to complete the final Allocation Schedule in accordance with such requirement. The fees and expenses of such accounting firm shall be borne equally between Seller, on the one hand, and the Buyers, on the other hand. Buyers and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.07 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09 Withholding Tax. Each Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that each Buyer may be required to deduct and withhold under any provision of any applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to U.S. Buyer without the consent of another Person and such consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable efforts to obtain any such required consent(s) as promptly as reasonably practicable. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would materially impair U.S. Buyer’s rights with respect to the Contract, Permit or other Purchased Asset in question, then at U.S. Buyer’s request, Seller shall cooperate with U.S. Buyer in any reasonable arrangement designed to provide to U.S. Buyer the benefits with respect such Purchased Asset, including without limitation, enforcement for the account of U.S. Buyer of any and all rights of the Seller against the other party to any Assigned Contract arising out of the breach or cancellation thereof by such party or otherwise; provided that such cooperation by the Seller shall not cause the Seller to violate any terms of any Contract, Permit or other Purchased Asset; provided, further, that U.S. Buyer shall assume all of the post-Closing liabilities of the Seller under such Contract, Permit or other Purchased Asset (other than Excluded Liabilities) to the extent to which U.S. Buyer receives the post-Closing benefits thereof. Notwithstanding any provision in this Section 2.10 to the contrary, Seller shall not be required to obtain any consent listed on Section 2.10 of the Disclosure Schedules.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic copies of documents, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are (as supplemented by other methods of providing Closing deliverables) either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyers the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to U.S. Buyer;

(iii) an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by U.S. Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) an assignment in the form of Exhibit D hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets of the Seller to U.S. Buyer;

(v) the Assignment and Assumption of China Lease RM 1105 and the Assignment and Assumption of China Lease RM 1106, both substantially in form of Exhibit E hereto (respectively, the “Assignment and Assumption of China Lease RM 1105” and the “Assignment and Assumption of China Lease RM 1106”) and duly executed by Seller;

(vi) the Transition Services Agreement in the form of Exhibit F hereto (the “Transition Services Agreement”) and duly executed by Seller;

(vii) the Seller Closing Certificate;

(viii) a FIRPTA Certificate to each Buyer;

(ix) the certificate of the Secretary or Assistant Secretary of Seller required by Section 7.02(j) and Section 7.02(k);

(x) the New Lease, duly executed by Seller;

(xi) certificates representing the UK Shares (or indemnities in respect of any lost certificates), and a stock transfer form duly executed by Seller in respect of the UK Shares;

(xii) an original copy of the UK Lease;

(xiii) minutes of the meeting of the board of directors of the UK Subsidiary approving the transfer of its shares to UK Buyer, the appointment of Hiroyuki Kobayashi and Katsuhiro Tago as director of the UK Subsidiary, the resignation of the director and secretary of the UK Subsidiary and the changes to be made to the UK Subsidiary’s bank mandates, conditional on Closing;

(xiv) a letter from Seller confirming that it has ceased to be a registrable relevant legal entity (within the meaning of s 790C of the Companies Act 2006) in relation to the UK Subsidiary;

(xv) certificate of incorporation, any certificates of incorporation on change of name, the statutory books required to be kept by the Companies Act 2006 written up to the Closing Date, the Companies House authentication code, and, to the extent held by the UK Subsidiary or the Seller, any share certificate books, minute books and any company seal of the UK Subsidiary;

(xvi) a power of attorney in the approved terms in respect of the voting and other rights attaching to the UK Shares executed by the Seller;

(xvii) an indemnity for a lost share certificate in the form agreed prior to Closing between the Seller and the Buyers duly executed by the Seller

(xviii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyers, as may be required to give effect to this Agreement;

(xix) evidence of termination of all Business Employees;

(xx) letters of resignation from Ann Ferguson from her role as a director of the UK Subsidiary and Jonathan Atkinson from his role as secretary of the UK Subsidiary; and

(xxi) the Minimum Cash by wire transfer of immediately available funds to an account designated in writing by Buyers.

(b) At the Closing, Buyers shall deliver to Seller the following:

(i) the Purchase Price less the Indemnification Escrow Amount by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Escrow Agreement duly executed by Buyers;

(iii) the Assignment and Assumption Agreement duly executed by the U.S. Buyer;

(iv) the Assignment and Assumption of China Lease RM 1105 duly executed by U.S. Buyer;

(v) the Assignment and Assumption of China Lease RM 1106 duly executed by U.S. Buyer;

(vi) the Transition Services Agreement duly executed by U.S. Buyer;

(vii) a Buyer Closing Certificate from each Buyer;

(viii) a certificate of the Secretary or Assistant Secretary of each Buyer required by Section 7.03(f) and Section 7.03(g); and

(ix) the New Lease, duly executed by U.S. Buyer.

(c) At the Closing, Buyers shall deliver to the Escrow Agent:

(i) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in Article VIII; and

(ii) the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oregon and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business (other than the business carried on by the UK Subsidiary) as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyers) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Seller or the UK Subsidiary; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the UK Subsidiary, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets or the UK Shares, except in the cases of clauses (b), (c) and (d), where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, have a Material Adverse Effect. The Seller hereby represents and warrants that the consummation of the transactions pursuant to this Agreement does not constitute a sale of all or a substantial part of Seller’s assets which requires consent of its shareholders pursuant its articles of incorporation or pursuant to Section 60.534 of the 2017 Oregon Revised Statutes, or otherwise requires consent of its shareholders pursuant to applicable Law. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.04 Financial Statements. Complete copies of the audited consolidated financial statements consisting of the balance sheet of the Seller as at May 31 in each of the years 2018 and 2019, respectively, and the audited financial statements of the UK Subsidiary as at May 31 in each of the years 2018 and 2019 (the “UK Subsidiary Financial Statements”), respectively, together with the related statements of income and retained earnings, stockholders’ equity, cash flow and segment income of the Business for the year then ended (the “Audited Financial Statements”) and the unaudited balance sheet of the Business as at May 31, 2019 (the “Carve-out Balance Sheet” together with the Audited Financial Statements, the “Financial Statements”) are included in Section 4.04 of the Disclosure Schedules. The Financial Statements (other than the UK Subsidiary Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved subject, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The date of the Carve-out Balance Sheet as the “Carve-out Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Undisclosed Liabilities. Except as set forth in Section 4.05 of the Disclosure Schedules, Seller does not have any Liabilities of any kind or nature with respect to the Business or the Purchased Assets, except for Liabilities (i) reflected or reserved against in the Carve-out Balance Sheet or (ii) incurred in the ordinary course of business that, both individually and in the aggregate, involve amounts of less than $20,000.

Section 4.06 UK Subsidiary.

(a) The UK Shares constitute the whole of the allotted and issued share capital of the UK Subsidiary and are fully paid or credited as fully paid.

(b) Seller is the sole legal and beneficial owner of the UK Shares and is entitled to transfer the legal and beneficial title to the UK Shares to the UK Buyer free from all Encumbrances, without the consent of any other person.

(c) No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the UK Subsidiary (or any rights or interest in them), and neither the Seller nor the UK Subsidiary has agreed to confer any such rights, and no person has claimed any such rights.

(d) No Encumbrance has been granted to any person or otherwise exists affecting:

(i) the UK Shares; or

(ii) any unissued shares, debentures or other unissued securities of the UK Subsidiary.

(e) No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

(f) The UK Subsidiary:

(i) does not hold or beneficially own, and has not agreed to acquire, any shares, loan capital or any other securities in any company;

(ii) has not at any time had any subsidiary or subsidiary undertaking;

(iii) is not, or has not agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium;

(iv) does not control or take part in the management of any company or business organization, nor has it agreed to do so;

(v) is not, in relation to any company or limited liability partnership registered in the UK, a registrable relevant legal entity within the meaning of section 790C of the Companies Act 2006; and

(vi) does not have any branch or permanent establishment outside its country of incorporation.

(g) The UK Subsidiary has not at any time:

(i) purchased, redeemed, reduced, forfeited or repaid any of its own share capital;

(ii) given any financial assistance in contravention of any applicable law or regulation; or

(iii) allotted or issued any securities, including any securities that are convertible into shares (other than the shares issued on incorporation).

(h) No shares in the capital of the UK Subsidiary have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable Law and the memorandum and articles of association of the UK Subsidiary and all such transfers have been duly stamped (where applicable).

(i) No warning notice or restrictions notice has been received pursuant to Schedule 1B (Enforcement of disclosure requirements) of the Companies Act 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of the UK Subsidiary.

(j) Copies of the memorandum and articles of association of the UK Subsidiary available at the Registrar of Companies in England and Wales as at the date of this Agreement:

(i) are true, accurate and complete in all respects;

(ii) have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

(iii) set out all the rights and restrictions attaching to each class of shares in the capital of the UK Subsidiary to the extent required by Law.

(k) The register of members, register of people with significant control (“PSC Register”) and all other statutory books and registers of the UK Subsidiary:

(i) are as of the date of this Agreement, located at the UK Subsidiary’s registered office or otherwise in the UK Subsidiary’s possession or control;

(ii) are correctly written up to date; and

(iii) contain a true, complete and accurate record of all matters and information which should be contained in them.

(l) No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

(m) In relation to its PSC Register, the UK Subsidiary has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the Companies Act 2006.

(n) All returns, particulars, resolutions and other documents that the UK Subsidiary is required by Law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

(o) All dividends or distributions declared, made or paid by the UK Subsidiary have been declared, made or paid in accordance with its memorandum and articles of association, all applicable Law and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

(p) All deeds and documents belonging to the UK Subsidiary, or to which it is a party, are in the possession or control of the UK Subsidiary.

(q) The UK Subsidiary is not, and has not at any time, engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

(r) To Seller’s Knowledge, no Associated Person of the UK Subsidiary has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the UK Subsidiary, and the UK Subsidiary has in place procedures designed to prevent its Associated Persons from undertaking any such conduct.

(s) The UK Subsidiary and, to Seller’s Knowledge, its Associated Persons, are not and have not been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings are pending or, to Seller’s Knowledge, have been threatened and, to Seller’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(t) The UK Subsidiary has not been excluded from participation in a public contract as a result of being convicted of bribery or corruption.

Section 4.07 UK Subsidiary - Insolvency.

(a) No receiver, administrator or manager (which expression shall include an administrative receiver) has been appointed in respect of all or any of the assets of the UK Subsidiary, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the UK Subsidiary become exercisable.

(b) No voluntary arrangement under Insolvency Act 1986 section 1 or scheme of arrangement under Companies Act 2006 Part 26 or other compromise or arrangement in respect of the UK Subsidiary’s creditors generally, or any class of them, has been proposed or adopted.

(c) No moratorium under Insolvency Act 1986 section 1A is in force, or to the Seller’s Knowledge, has been proposed, in respect of the UK Subsidiary.

(d) The UK Subsidiary is not and has not admitted itself to be unable to pay its debts as they fall due, nor has it failed to pay its debts when due (otherwise than by reason of a bona fide dispute as to their amount or enforceability).

(e) No statutory demand has been served on the UK Subsidiary which has not been paid in full or been withdrawn.

(f) The UK Subsidiary has not been a party to any transaction at an undervalue as defined in Insolvency Act 1986 section 238 nor has it given or received any preference as defined in Insolvency Act 1986 section 239, in either case within the period of two years ending on the date of this Agreement, nor has the UK Subsidiary at any time been party to any transaction defrauding creditors as defined in Insolvency Act 1986 section 423.

(g) No loan capital, material borrowings or interest is overdue for payment by the UK Subsidiary and no other material obligation or indebtedness of the UK Subsidiary is overdue for performance or payment.

(h) To Seller’s Knowledge, no creditor of the UK Subsidiary has taken steps to enforce any debt or other sum owed by the UK Subsidiary, whether by legal proceedings, the exercise of a lien, power of distraint, sequestration, recovery of possession or otherwise (where such debt or sum remains unpaid).

(i) No unsatisfied judgment is outstanding against the UK Subsidiary.

(j) No event analogous to any of the foregoing has occurred in or outside England in respect of the UK Subsidiary.

Section 4.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.08 of the Disclosure Schedules, from the Carve-out Balance Sheet Date until the date of this Agreement, and other than in the ordinary course of business, there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Carve-out Balance Sheet, except for the sale of Inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than $10,000;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(h) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(i) abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any material Trade Secrets included in the Intellectual Property Assets;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Material Contract or Permit;

(l) capital expenditures in an aggregate amount exceeding $10,000 which would constitute an Assumed Liability;

(m) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $40,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(o) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(p) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(q) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business (with respect to transactions other than loans, outside of the ordinary course of business and consistent with past practice);

(r) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 Material Contracts.

(a) Section 4.09(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller or the UK Subsidiary is a party or by which it is bound in connection with the Business or the Purchased Assets (collectively, “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that require Seller or the UK Subsidiary to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person (other than Contracts for the purchase or sale of products or provision of services entered into in the ordinary course of business);

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $10,000 and other than in the ordinary course of business;

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing research and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit the ability of Seller or the UK Subsidiary to engage in or conduct the Business in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or the UK Shares or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets, other than in the ordinary course of business, or the UK Shares;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the UK Subsidiary or the operation of the Business and not previously disclosed pursuant to this Section 4.09.

(b) Each Material Contract is valid and binding on Seller or the UK Subsidiary in accordance with its terms and is in full force and effect. None of Seller or the UK Subsidiary, to Seller’s Knowledge, any other party thereto is in breach of or default under, or has provided or received written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other material changes of any material right or obligation of Seller or the UK Subsidiary or the loss of any material benefit to Seller or the UK Subsidiary thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyers. There are no material disputes pending or, to Seller’s Knowledge, threatened, under any Material Contract.

Section 4.10 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances, including but not limited to those items set forth in Section 4.10 of the Disclosure Schedules.

Section 4.11 Condition and Sufficiency of Assets. Except as set forth in Section 4.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets (together with the New Lease and the assets of the UK Subsidiary) are sufficient for the continued conduct of the Business and constitute all of the rights, property and assets necessary to conduct the Business after the Closing in substantially the same manner as conducted prior to the Closing. None of the Excluded Assets are material to the Business.

Section 4.12 Real Property.

(a) In respect of the United States: (i) Seller does not lease any real property from any other Person in the United States and (ii) Seller owns 2451 NW 28th Avenue, Portland, Oregon (the “Owned Real Property”) and uses a portion of the Owned Real Property in the conduct of the Business (the “Primary Business Location”).

(b) In respect of the United Kingdom:

(i) The particulars of the UK Property set out in Exhibit I are true, complete and accurate.

(ii) The UK Subsidiary has good and marketable title to the UK Property free from all Encumbrances which would have a materially adverse effect on the use and occupation of the UK Property.

(iii) The UK Subsidiary does not own, control, use or occupy or have any interest or liability (whether actual or contingent) in any property other than the UK Property.

(iv) To the Seller’s Knowledge, there are no outstanding material breach(es) of the UK Lease and the UK Subsidiary is not in any arrears of any amounts due under the UK Lease.

(v) The UK Subsidiary has not granted any inferior interest or right of occupation out of the UK Lease and is in actual possession of the whole of the UK Property on an exclusive basis.

(vi) The UK Subsidiary has not received any written notice in respect of the UK Property of any enforcement action under planning legislation or building regulations or any statutes, statutory agreements or orders.

(vii) Neither the whole nor any material portion of the UK Property has been damaged or destroyed by fire or other casualty.

(viii) There are no works of alteration or addition that are liable to be reinstated under the UK Lease or otherwise.

(ix) There are no disputes between the UK Subsidiary with (i) its landlord under the UK Lease or (ii) to Seller’s Knowledge, the owner or occupier of any other premises adjacent to or neighbouring the UK Property which are outstanding or anticipated.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) any and all unregistered Trademarks included in the Intellectual Property Assets that are material to the Business; (iii) all Business Products; and (iv) any and all other Intellectual Property Assets that are used or held for use in and material to the conduct of the Business as currently conducted or proposed to be conducted.

(b) Section 4.13(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller and/or the UK Subsidiary is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller and/or the UK Subsidiary is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Seller’s and/or the UK Subsidiary’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyers with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller and/or the UK Subsidiary in accordance with its terms and is in full force and effect. Neither Seller nor the UK Subsidiary nor to Seller’s Knowledge any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Except as set forth in Section 4.13(c) of the Disclosure Schedules, Seller and/or the UK Subsidiary is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. All assignments and other instruments necessary to establish, record, and perfect Seller and/or the UK Subsidiary’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, each Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyers on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets (and Licensed Intellectual Property) are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller and/ or the UK Subsidiary has taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to be under an obligation of confidentiality. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) The conduct of the Business as currently conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, has not infringed, misappropriated, or otherwise violated and, as of the date hereof, does not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or to Seller’s Knowledge threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller and/or the UK Subsidiary in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller and/or the UK Subsidiary or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that it expects to give rise to any such Action. Neither the Seller nor the UK Subsidiary is subject to, or expects to be subject to, any outstanding Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h) Except as set forth in Section 4.13(h) of the Disclosure Schedules, Seller or the UK Subsidiary is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Business Products, including all previous releases under warranty as of the date of this Agreement. Seller or the UK Subsidiary has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Business Product to any other Person, other than (i) an employee, independent contractor, or consultant of Seller or the UK Subsidiary in connection with the performance of services for the Business; or (ii) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in the release from escrow or other delivery to any Person of any source code for any Business Product. As of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Business Product.

(i) Except as set forth in Section 4.13(i) of the Disclosure Schedules, Seller and the UK Subsidiary do not and have not used any Open Source Software in the development of, incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Business Product currently offered, licensed, sold, distributed, supported, or under development by Seller or the UK Subsidiary. Section 4.13(i) of the Disclosure Schedule sets forth a correct, current, and complete list of each exception and for each such item of Open

Source Software, (i) the applicable Business Product; and (ii) the name and version number of the applicable license agreement. Seller and the UK Subsidiary has complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 4.13(i) of the Disclosure Schedules with regard to any Business Product currently offered, licensed, sold, distributed, supported, or under development. Except as set forth in Section 4.13(i) of the Disclosure Schedule, neither Seller nor the UK Subsidiary is subject to any agreement covering Seller’s use of Open Source Software that may require Seller or UK Subsidiary to (x) disclose or distribute any Business Product in source code form; (y) license or otherwise provide any Business Product on a royalty-free basis; or (z) grant any patent license, non-assertion covenant, or other rights under any Intellectual Property Assets or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Business Product.

(j) To Seller’s Knowledge, all Business Products currently offered, in all material respects, (i) comply with all applicable Laws and industry standards, including with respect to security; and (ii) conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation. To Seller’s Knowledge, none of the Business Products currently offered contain any bug, defect, or error that materially adversely affects, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of such Business Product.

(k) Except as set forth in Section 4.13(k) of the Disclosure Schedules, to Seller’s Knowledge, all Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. To Seller’s Knowledge, in the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted in material disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems currently used, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(l) The UK Subsidiary is compliant in all material respects with all Laws concerning the collection, use, processing, storage, transfer, and security of personal information including (without limitation) the EU General Data Protection Regulation 2016/679 and Directive 2002/58/EC (as amended by Directive 2006/24/EC and Directive 2009/136/EC) (“Data Protection Laws”). In the past three (3) years, the UK Subsidiary has not (i) experienced any data breach or other security incident involving personal information that it controls, or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the UK Subsidiary’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Data Protection Law, in each case in connection with the conduct of the business of the UK Subsidiary, and in each case to Seller’s Knowledge.

Section 4.14 Inventory. All Inventory and all inventory owned by or in the possession of the UK Subsidiary (“UK Inventory”), whether or not reflected in the Carve-out Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller (and all UK Inventory is owned by the UK Subsidiary) free and clear of all Encumbrances (except for Permitted Encumbrances), and no Inventory is held on a consignment basis.

Section 4.15 Accounts Receivable. The Accounts Receivable reflected on the Carve-out Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business, except to the extent that any specific reserves against such accounts receivable are reflected in the Carve-out Balance Sheet or, with respect to Accounts Receivable arising after the Carve-out Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.16 Customers and Suppliers.

(a) Section 4.16(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller or the UK Subsidiary for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Material Customer has terminated its relationship with the Business or, to Seller’s Knowledge, threatened to terminate or materially reduce its relationship with the Business after the Closing.

(b) Section 4.16(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller or the UK Subsidiary has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Material Supplier has terminated its relationship with the Business or, to Seller’s Knowledge, threatened to terminate or materially reduce its relationship with the Business after the Closing.

Section 4.17 Insurance. Section 4.17 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or the UK Subsidiary or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller or the UK Subsidiary since January 1, 2017. There are no material claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the

Seller, the UK Subsidiary or any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (y) are in full force and effect and enforceable in accordance with their terms and (z) have not been subject to any lapse in coverage. None of Seller, the UK Subsidiary or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyers.

Section 4.18 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.18(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or the UK Subsidiary (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller and the UK Subsidiary are in compliance with the terms of each Governmental Order set forth in Section 4.18(b) of the Disclosure Schedules.

Section 4.19 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.19(a) of the Disclosure Schedules, Seller is in material compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b) The UK Subsidiary is in material compliance with all Laws applicable to it and to the conduct of the business of the UK Subsidiary as currently conducted, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(c) All Permits required for Seller or the UK Subsidiary to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller or the UK Subsidiary and are valid and in full force and effect, except where the failure to obtain or maintain the effectiveness of any such Permit would not reasonably be expected to result in a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.19(c) of the Disclosure Schedules lists all material current Permits issued to Seller or the UK Subsidiary which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.19(c) of the Disclosure Schedules.

Section 4.20 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller: (i) the Business, the Purchased Assets and the Primary Business Location are currently in compliance in all material respects with all Environmental Laws, (ii) the Seller and the UK Subsidiary have not received from any Person, with respect to the Business, the Purchased Assets, the Primary Business Location, the UK Property and the China Property, any Environmental Notice or Environmental Claim that remains pending or unresolved (including the off-site treatment, storage or disposal in connection therewith), (iii) the Seller and the UK Subsidiary hold and are in compliance with all Environmental Permits necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and (iv) all such Environmental Permits are in full force and effect.

(b) Seller has provided or otherwise made available to Buyers and listed in Section 4.20(b) of the Disclosure Schedules: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the Business, the Purchased Assets, the Primary Business Location, the UK Property and the China Property produced within the last five (5) years which are in the possession or control of Seller or the UK Subsidiary and which relate to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material plans concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.21 Employee Benefit Matters.

(a) No UK Employee is entitled to receive any payment or benefit upon termination of employment in excess of his entitlement to notice (as specified in the Disclosure Schedules) and a statutory redundancy payment calculated in accordance with the Employment Rights Act 1996. No UK Employee has a contractual term of employment that provides for a right to any payment upon a change in control of the Business including the identity of the parent company of the UK Subsidiary.

(b) Section 4.21(b) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyers or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.21(b) of the Disclosure Schedules, each, a “Benefit Plan”). Seller has separately identified in Section 4.21(b) of the Disclosure Schedules each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by Seller primarily for the benefit of employees of the Business outside of the United States (a “Non-U.S. Benefit Plan”).

(c) With respect to each Benefit Plan, Seller has made available to Buyers accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, or other Governmental Authority relating to the Benefit Plan.

(d) Except as set forth in Section 4.21(d) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyers or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. Seller has never sponsored or had an obligation to contribute to any defined benefit pension plan, and has never been a party to a Collective Bargaining Agreement or had an obligation to contribute to any Multiemployer Plan.

(e) Except as set forth in Section 4.21(e) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(f) With respect to each Benefit Plan, no such plan is a multiple employer plan within the meaning of Section 413(c) of the Code or a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree health benefits to any individual for any reason.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as set forth in Section 4.21(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyers true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(k) The UK DC Plans are the only Non-U.S. Benefit Plans under which the UK Subsidiary has, or may have, any obligation to provide or contribute towards Relevant Benefits in respect of its past or present officers and employees or any person actually or contingently entitled to benefits in respect of them. Furthermore, no proposal or announcement has been made to any such person as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other Relevant Benefits.

(l) All contributions, premiums or other payments which have fallen due for payment in respect of the UK DC Plans have been duly paid.

(m) All death and disability benefits provided by the UK Subsidiary are fully insured by an insurance policy with an insurer of good repute. To the Seller’s Knowledge, there is no reason why these policies might be invalidated, or why the insurer might try to set them aside.

(n) The UK Subsidiary has complied in all material respects with its UK Employer Pensions Duties. No notices, fines, or other sanctions have been issued by the UK Pensions Regulator and no instances of non-compliance with these obligations have been notified to the UK Pensions Regulator.

(o) None of Seller, the UK Subsidiary, or any other subsidiary of Seller, are associated or connected with, or have any present or historic practice of making payments to, or have ever participated in a UK DB Plan.

(p) To the Seller’s Knowledge, no employee has had his employment transferred to the UK Subsidiary from another employer in circumstances where the UK Employment Regulations applied to the transfer of his employment contract so as to give rise to any liability to provide enhanced pension benefits payable before normal retirement date including on invalidity, redundancy or termination of employment.

(q) To the Seller’s Knowledge, the UK Subsidiary has not unlawfully discriminated against, or in relation to, any current or former employee on grounds of age, sex, disability, marital status, hours of work, fixed-term or temporary agency worker status, sexual orientation, religion or belief in providing Relevant Benefits. Furthermore, no claims or complaints have been received by the UK Subsidiary or are pending or, to Seller’s Knowledge, threatened, in relation to the UK DC Plans or otherwise in respect of the provision of (or failure to provide) Relevant Benefits.

Section 4.22 Employment Matters.

(a) Section 4.22(a) of the Disclosure Schedules contains a list of all persons who are employees of the Seller or the UK Subsidiary who perform services used in or necessary for the conduct of the Business (“Business-Related”) as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees, unpaid vacation or paid time off and other compensation to all Business-Related employees for services performed on or prior to the date hereof have been paid in full or will be paid in full prior to Closing, and there are no outstanding agreements, understandings or commitments of Seller or the UK Subsidiary with respect to any compensation, commissions, bonuses or fees.

(b) Except as set forth in Section 4.22(b) of the Disclosure Schedules, Seller and the UK Subsidiary are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing any employee of Seller or the UK Subsidiary, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.22(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller, the UK Subsidiary or any Business-Related employees. Seller and the UK Subsidiary have no duty to bargain with any Union.

(c) Seller and the UK Subsidiary, as applicable, are and have been in material compliance with Contracts listed on Section 4.22(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices and terms and conditions of employment and to the extent they relate and are applicable to Business-Related employees, consultants and independent contractors, including to the extent applicable all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, Fair Labor Standards Act (“FLSA”) compliance, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, record keeping and retention, payroll documents, the payment of employee welfare and retirement benefits, the full payment of all required social security contributions and taxes and unemployment insurance. All Business-Related individuals characterized and treated by Seller and the UK Subsidiary as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All Business-Related employees of Seller classified as exempt under the FLSA and state and local wage and hour laws are properly classified in all material respects. Seller and the UK Subsidiary are in compliance with and have complied with all applicable immigration laws, including to the extent applicable Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against Seller or the UK Subsidiary pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or termination of any current or former Business-Related applicant, employee, consultant, volunteer, intern or independent contractor, including, to the extent applicable, without limitation, actions, suits, claims, investigations or other legal proceedings relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, FLSA compliance, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, record keeping and retention, payroll documents, the payment of employee welfare and retirement benefits, the full payment of all required social security contributions and taxes, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) Seller has complied any applicable notice requirements and other provisions of the WARN Act and or any similar state Law regarding “employee losses”, “plant closings” or “mass layoffs” as defined in the Law, and it has no plans to undertake any action further that would trigger the WARN Act whether in connection with this Agreement or otherwise.

(e) To Seller’s Knowledge, no Business-Related employee, consultant or independent contractor, or group of such individuals, and specifically no Business Employee identified in Section 6.06(a) of the Disclosure Schedules, intends to terminate his or her relationship with the Seller or the UK Subsidiary except as contemplated under Section 6.06(a) in connection with Seller’s termination of, and Buyer’s employment of, Business Employees effective as of the Closing Date.

Section 4.23 Taxes of Seller. Except as set forth in Section 4.23 of the Disclosure Schedules:

(a) All Tax Returns required to be filed by Seller with respect to the Purchased Assets and the Business for any Pre-Closing Tax Period have been, or will be, timely filed in all required jurisdictions. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any taxes for any Pre-Closing Tax Period relating to the Purchased Assets or the Business, which waiver or extension remains in effect as of the date hereof.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Governmental Authority have been fully paid. There has not been, within the past five years, an audit, examination or written notice of potential examination of any Tax Returns filed by Seller by any Governmental Authority in connection with the Purchased Assets or the Business.

(e) Seller is not a party to any Action, examination, investigation, audit or claim for refund in progress, pending, proposed, or, to the Knowledge of Seller, threatened by any Governmental Authority with respect to Seller regarding Taxes in connection with the Purchased Assets or the Business.

(f) Section 4.23(f) of the Disclosure Schedules contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns for any Pre-Closing Tax Period with respect to the Purchased Assets and the Business. No claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to the Purchased Assets or the Business that Seller is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Business.

(g) There are no Encumbrances for Taxes upon any of the Purchased Assets, and, to Seller’s Knowledge, no Governmental Authority has threatened in writing the imposition of any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable) in connection with any failure (or alleged failure) to pay any Taxes.

(h) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(i) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). Seller is not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 301.6011 2(b)(2) or any analogous provision of state or local law.

Section 4.24 Taxes of UK Subsidiary.

(a)

For purposes of this Section 4.24, Section 6.15, and Section 8.02 in addition to the defined terms set forth in Article I, the following terms have the following meanings specified or referred to in this Section 4.24(a):

“Accounts” means the audited accounts of the UK Subsidiary for the accounting reference period which ended on the Accounts Date.

“Accounts Date” means May 31, 2018.

“CTA 2009” means the Corporation Tax Act 2009 of the Parliament of the United Kingdom.

“CTA 2010” means the Corporation Tax Act 2010 of the Parliament of the United Kingdom.

“Event” includes (without limitation) any transaction, act, omission, circumstance, payment or other event (including, without limitation, the execution of this Agreement and the Closing, the death or change in the residence for the purposes of UK Subsidiary Tax of any Person and the UK Subsidiary becoming or ceasing to become a member of a group of companies, or becoming or ceasing to be associated or connected with any Person for the purposes of any UK Subsidiary Tax) and the earning, receipt or accrual for any UK Subsidiary Tax purpose of any income, profits or gains. References to an Event on or before a particular date or in respect of a particular period include Events which are for the purposes of UK Subsidiary Tax deemed to have occurred at or before that date or in respect of that period.

“FA 2004” means the Finance Act 2004 of the Parliament of the United Kingdom.

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003 of the Parliament of the United Kingdom.

“Profits” means income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for UK Subsidiary Tax purposes.

“Relief” means any relief, loss, allowance, credit, debit, charge, expense, exemption, set off or any deduction in computing, reducing or eliminating UK Subsidiary Tax or profits, income or gains of any description or from any source for the purposes of UK Subsidiary Tax and any right to a repayment of UK Subsidiary Tax.

“Tax Authority” means any taxation or other authority (whether within or outside the United Kingdom) which seeks to determine liability for and/or administers UK Subsidiary Tax.

“Tax Claim” means any claim, notice, demand, assessment (including self-assessment), letter, return, accounts, computation, determination or other document or action taken indicating that the UK Subsidiary is or may be placed under a liability to make a payment of or in respect of UK Subsidiary Tax.

“UK Subsidiary Tax” means any and all forms of taxation, levy, contribution, duty, impost charge, tariff, withholding, deduction, rate and governmental charge (whether national or local) in each case in the nature of tax whenever created, enacted or imposed and whether of the United Kingdom or elsewhere, together with all penalties, charges, surcharges, fines and interest in respect thereof, for which the UK Subsidiary is liable regardless of whether such taxes, penalties, charges, surcharges, fines and/or interest are directly or indirectly or primarily chargeable or attributable to the UK Subsidiary.

“VAT” means any value-added tax imposed pursuant to any VAT Legislation.

“VATA 1994” means the Value Added Tax Act 1994 of the Parliament of the United Kingdom.

“VAT Legislation” means VATA 1994 and all regulations, orders, notices and other provisions made under such legislation and related secondary legislation of any member state of the European Union which implements the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112/EC) (or any similar, equivalent, or replacement Tax legislation in any relevant jurisdiction).

(b)	Except as set forth in Section 4.24(b) of the Disclosure Schedule:

(i) The UK Subsidiary is not, nor has in the last six years been, to the Seller’s Knowledge, involved in any material current dispute in relation to UK Subsidiary Tax with any Tax Authority and is not, nor has in the last six years been, to the Seller’s Knowledge, the subject of any material investigation, non-routine audit, enquiry, notice, discovery, determination, assessment, visit or access order by any Tax Authority and, to the Seller’s Knowledge, there are no facts or circumstances as a result of which the UK Subsidiary will, in the foreseeable future, be the subject of any such investigation, non-routine audit, enquiry, notice, discovery determination, assessment, visit or access order.

(ii) The UK Subsidiary has maintained and has in its possession or under its control all records and documentation which are required by Law to be maintained for the purposes of UK Subsidiary Tax.

(iii) The UK Subsidiary has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed to have been made for the purposes of the Accounts and all such claims, disclaimers, elections, surrenders and applications were in the required form and were submitted within the time limits required by Law. No such claims, disclaimers, elections, surrenders or applications are, to the Seller’s Knowledge, being disputed or have been withdrawn.

(iv) Any material transaction, scheme or arrangement for which consent or clearance was legally required from a Tax Authority was carried out only after such consent or clearance was obtained.

(v) The UK Subsidiary’s liability to UK Subsidiary Tax during any accounting period for any Pre-Closing Tax Period has not depended on any material concession, or special arrangement (being an arrangement which is not based on the generally accepted application of the relevant legislation, statements of practice or published extra-statutory concessions agreement) operated by or agreed with any Tax Authority in relation to the UK Subsidiary Tax affairs of the UK Subsidiary.

(vi) The UK Subsidiary is not required under the Corporation Tax (Instalment Payments) Regulations 1998, SI 1998/3175 of England and Wales to pay corporation tax by installments.

(vii) The UK Subsidiary has duly and punctually, where legally obliged to do so, complied with its obligations to deduct, withhold or retain all amounts of or on account of UK Subsidiary Tax at source from any payments made and has duly paid or accounted for such amounts as should have been made to any relevant Tax Authority in respect of such deductions or retentions.

(viii) Provision or reserve (as appropriate) has been made in the Accounts in accordance with generally accepted accounting principles in respect of any period ended on or before the Accounts Date for UK Subsidiary Tax assessed or liable to be assessed on the UK Subsidiary or for which it is accountable at the Accounts Date.

(ix) The UK Subsidiary has not entered into nor been a party to any scheme, arrangement, transaction or series of transactions in respect of which any disclosure has been made or any information provided in compliance with Part 7 of the FA 2004 (disclosure of tax avoidance schemes) or schedule 11A of the VATA 1994 (disclosure of avoidance schemes) or schedule 17 of the Finance (No. 2) Act 2017 (disclosure of tax avoidance schemes: VAT and other indirect taxes) or any regulations made under that part or that schedule.

(x) The UK Subsidiary is not and has not, at any time in the last six years, been or been treated as a member of a group of companies for any UK Subsidiary Tax purpose.

(xi) The UK Subsidiary is not nor has it at any time been a close company within the meaning of CTA 2010, Part 10.

(xii) The UK Subsidiary is and always has been solely resident for UK Subsidiary Tax purposes in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for any UK Subsidiary Tax purposes or for the purposes of any double tax treaty.

(xiii) The UK Subsidiary does not currently operate, any share option, share incentive or other share based employment-related schemes or arrangements for the benefit of its current or former officers or employees.

(xiv) The UK Subsidiary is a taxable person for the purposes of VATA 1994 and VAT Legislation and is duly registered for the purposes of VAT.

(xv) The UK Subsidiary is not and has not at any time in the last six years been treated as a member of a group of companies for the purposes of any relevant VAT Legislation and no application has been made during that time for the UK Subsidiary to be so treated.

(xvi) All documents which establish or are necessary to establish or evidence the rights or title of the UK Subsidiary to any asset, in the United Kingdom or elsewhere, have been duly and properly stamped with the correct amount of stamp duty and all such duty together with any interest and penalties have been duly paid. No such documents which are outside of the United Kingdom at Closing would attract stamp duty if they were brought into the United Kingdom.

(xvii) The UK Subsidiary is not, and has not in the past six years been, required to register as a ‘Contractor’ as defined by FA 2004, s 59.

(xviii) The UK Subsidiary has duly and properly submitted all material returns, supplied all information, made all statements and disclosures and given all notices to any relevant Tax Authority as reasonably requested or required by law to be made for the purposes of UK Subsidiary Tax within any applicable time limits. All such returns, information, statements, disclosures and notices were when submitted and remain at the date of this Agreement complete, correct and accurate in all material respects. The Disclosure Letter gives full and accurate details of the current status of the tax returns of the UK Subsidiary.

(xix) The UK Subsidiary has duly and punctually paid all UK Subsidiary Tax for which it has become liable and the UK Subsidiary is not liable, nor has it within six years prior to the date of this Agreement been liable, to pay any penalty, interest, fine or other payment in connection with any claim for UK Subsidiary Tax.

(c)

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 4.24 are the only representations and warranties given by the Seller in respect of any UK Subsidiary Tax, and no other representations and warranties shall be deemed to be given in respect of UK Subsidiary Tax.

Section 4.25 International Trade Matters.

(a) [Reserved].

(b) With respect to the Business, (i) to the Seller’s Knowledge, neither Seller nor any director, officer, or employee thereof, or any agent or representative of Seller, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) Seller has conducted its businesses in compliance with applicable anti-corruption laws; and (iii) Seller has made and kept books, records, and accounts, which in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.

(c) None of Seller, any of its subsidiaries, or any director, officer, or employee thereof, or, to the Seller’s Knowledge, any agent, affiliate or representative of the Seller or any of its Subsidiaries, is an individual or entity that is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(d) With respect to the Business, Seller has not engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions without specific authorization.

(e) With respect to the Business, Seller does not produce, design, test, manufacture, fabricate or develop any “critical technology” as defined in 31 C.F.R. Part 801 that is either utilized in or designed specifically for use in any “pilot program industry” as that term is defined in 31 C.F.R. Part 801.

Section 4.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller or the UK Subsidiary.

Section 4.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), the Ancillary Documents and any certificate or other writing delivered pursuant hereto, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, the UK Subsidiary and the Purchased Assets furnished or made available to Buyer and its Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Buyers represent and warrant, jointly and severally, to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. U.S. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. UK Buyer is a corporation duly organized, validly existing in good standing under the Laws of Japan.

Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers. Except for KPMG, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 No Other Representations and Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), the Ancillary Documents and any certificate or other writing delivered pursuant hereto, neither Buyers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyers, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Seller and its Representatives.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by each Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business; and (z) procure that the UK Subsidiary shall conduct its business in the ordinary course of business. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement or consented to in writing by each Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts to (or, where applicable, shall cause the UK Subsidiary to):

(a) preserve and maintain all material Permits required for the conduct of the Business as currently conducted, the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due except to the extent being contested by Seller;

(c) collect Accounts Receivable in a manner consistent with reasonable practice;

(d) except as specifically provided under this Agreement or any of the Ancillary Documents, maintain the properties and assets included in the Purchased Assets and the Primary Business Location and the UK Property in substantially the same condition as they were on the date of this Agreement, subject to ordinary wear and tear;

(e) defend and protect the properties and assets included in the Purchased Assets, the UK Shares and the UK Property from infringement or usurpation;

(f) perform all of its material obligations under all Assigned Contracts;

(g) maintain the Books and Records (including the UK Subsidiary’s statutory books) in all material respects;

(h) not employ any new employees in respect of the UK Subsidiary other than in the ordinary course of business, or amend the terms of employment of the UK Employees or terminate the employment of any UK Employee;

(i) not incur in respect of the UK Subsidiary any loan or similar debts other than in the ordinary course of business (other than trade credit in the ordinary and usual course of trading);

(j) not make, change or rescind any UK Subsidiary Tax election, amend any Tax Return or take any position on any Tax Return, that would have the effect of increasing the UK Subsidiary Tax Liability in respect of any tax period following the Closing;

(k) sell, license or otherwise dispose of any material asset or part of the undertaking of the UK Subsidiary;

(l) comply in all material respects with all Laws applicable to the conduct of the Business, the UK Subsidiary or the ownership and use of the Purchased Assets;

(m) effect the separation of aspects of the Business as provided in the Transition Services Agreement, including but not limited to separation of the Business’s administrative and accounting, operational management, customer support, IT and engineering functions; and

(n) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.08 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the UK Subsidiary to (a) afford Buyers and their Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyers and their Representatives with such financial, operating and other data and information related to the Business as such Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller or the UK Subsidiary to reasonably cooperate with Buyers in its investigation of the Business (including, but not limited to the Purchased Assets and the Software). Any investigation pursuant to this Section 6.02 shall be at the Buyers’ sole expense, upon reasonable advance notice to the Seller or the UK Subsidiary, and conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyers or other information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03 [Reserved].

Section 6.04 Go-Shop; Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York time, on November 8, 2019 (the “Go-Shop Period End Date”), Seller and its Representatives shall have the right to directly or indirectly (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal and (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business, the UK Subsidiary or the Purchased Assets.

(b) Subject to Section 6.04(c), from the Go-Shop Period End Date until the Closing or, if earlier, the termination of this Agreement in accordance with Article IX, Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. Notwithstanding the foregoing, the Seller may continue to take any of the actions described in clauses (i) to (iii) above from and after the Go-Shop Period End Date with respect to any party that has made a bona fide Acquisition Proposal prior to the Go-Shop Period End Date and with whom the Seller is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding a bona fide Acquisition Proposal (each such party, an “Excluded Party”). Notwithstanding anything contained in this Section 6.04 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated or expires, and after such time the Seller shall use its reasonable best efforts to cause to be returned or destroyed all confidential information of the Seller concerning the Business provided or made available to such former Excluded Party on behalf of the Seller.

(c) If the Seller receives an Acquisition Proposal which the Seller Board concludes in good faith constitutes a Superior Proposal, the Seller Board may cause the Seller to terminate this Agreement pursuant to Section 9.01(c)(iii) to concurrently enter into a definitive agreement with respect to such Superior Proposal if the Seller Board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Seller shall not terminate this Agreement pursuant to the foregoing and any purported termination pursuant to the foregoing shall be void and of no force and effect, unless prior to such termination the Seller pays the Termination Fee payable pursuant to Section 9.02(c), the Seller has complied with this Section 6.04 and such Acquisition Proposal continues to constitute a Superior Proposal; and provided, further, that the Seller may not terminate this Agreement pursuant to the foregoing unless the Seller shall have provided prior written notice to Buyers, at least three (3) Business Days in advance (the “Notice Period”), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and any other material documents relating thereto. During the Notice Period, the Seller shall, and shall cause its Representatives to, negotiate with the Buyers in good faith (to the extent the Buyers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement, and the Seller Board shall take into account any changes to the financial and other terms of this Agreement proposed by the Buyers in response to any such written notice by the Seller or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial terms or other term of such Superior Proposal shall require a new written notice by the Seller and a new three (3) Business Day period). For purposes hereof, “Superior Proposal” means any bona fide written Acquisition Proposal not obtained in violation of this Section 6.04 that the Seller Board determines in its good faith judgment (after taking into account all appropriate legal (with the advice of outside counsel) and financial (including the financing terms thereof) considerations) is more favorable to the Seller from a financial point of view than this Agreement (considering any changes to this Agreement proposed by the Buyers in response thereto) and which the Seller Board determines in good faith is reasonably capable of being consummated on the terms set forth therein.

(d) In addition to the other obligations under this Section 6.04, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyers orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which would reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.05 Notice of Certain Events.

(a)	From the date hereof until the Closing, Seller shall promptly notify Buyers in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the UK Subsidiary, the Purchased Assets or the Assumed Liabilities that relates to the transactions contemplated by this Agreement.

(b) Buyers’ receipt of information pursuant to this Section 6.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.06 Employees and Employee Benefits.

(a) Section 6.06(a) of the Disclosure Schedules identifies each individual who is currently or, at any time prior to the Closing Date, is expected to become an employee of Seller whose employment will be terminated by Seller in connection with the transaction (the “Business Employees”). Effective as of the Closing Date, Seller shall terminate all Business Employees. Either Buyer (or one of its Affiliates) will offer employment effective as of the Closing Date to those certain Business Employees set forth on Section 6.06(a)(i) of the Disclosure Schedules, subject to the Transition Services Agreement. Seller shall exercise its reasonable best efforts to encourage the Business Employees to accept such employment offer from Buyers. Buyer shall indemnify, defend and hold Seller harmless from all liability under the WARN Act and any comparable state laws for the termination of Business Employees that arises after the Closing Date or arising from Buyer’s failure to offer employment to a sufficient number of employees on such terms as are require to avoid triggering liability under the WARN Act or any comparable state laws.

(b) Seller shall be solely responsible, and Buyers shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Business-Related employee, officer, director, independent contractor or consultant, including, without limitation, hourly pay, commission, bonus, salary, consultant or contractor fees, accrued vacation or paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with or for Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date which are due in connection with Business-Related services. Seller remains solely responsible for all actions, suits, claims, investigations or other legal proceedings brought regarding any compensation or other amounts payable to any current or former Business-Related employee, officer, director, independent contractor or consultant to the extent the underlying events occurred on or prior to the Closing Date, but shall not be responsible for any damages attributable to events which occur after the Closing Date or for any portion of damages attributable to events which continue after the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Business-Related employees, officers, directors, independent contractors or consultants or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former Business-Related employees, officers, directors, independent contractors or consultants to the extent relating to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Each Business-Related employee who becomes employed by either Buyer (or an Affiliate of either Buyer) in connection with the transactions contemplated by this Agreement (each, a “Transferred Employee”) shall be guaranteed to receive salary and benefits upon terms and conditions substantially similar to those provided by the Seller immediately prior to the Closing Date, except for any employee equity awards.

(e) It is the understanding of the parties that this Section 6.06 shall be construed and applied without duplication of benefits to any Transferred Employee, in order to avoid any such Transferred Employee simultaneously enjoying coverage or the accrual of benefits under comparable plans of both Seller, on the one hand, and Buyers (or any Affiliate) on the other hand.

For the avoidance of doubt, nothing in this Section 6.06 shall apply to any employee of the UK Subsidiary.

Section 6.07 Confidentiality. For a period of three (3) years from and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all non-public information, whether written or oral, to the extent relating to the Business, the UK Subsidiary or the Purchased Assets after the Closing, except to the extent that such information (a) is or becomes generally available to the public other than as a result of a disclosure by Seller, any of its Affiliates or their respective Representatives in violation of this Section 6.07 or (b) is or becomes available to Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are required to disclose any information by judicial or administrative process or by any tax authority or by other requirements of Law, Seller shall promptly notify Buyers in writing and may without any liability hereunder disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall reasonably cooperate with Buyers (at Buyers’ expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.08 Non-Competition; Non-Solicitation.

(a) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or knowingly encourage any material client, customer, supplier or licensor of the Business (including any existing client or customer of Seller or the UK Subsidiary, any Person that was a client or customer of the Business in the six (6) months prior to the Closing, and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyers pursuant to Section 6.06(d) or is or was employed in the Business during the Restricted Period, or knowingly encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.08(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by either Buyer or (ii) after one (1) year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.08 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.08 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.08 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.09 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall reasonably cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

Section 6.10 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyers shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller;

(ii) retain the statutory books and other record books of the UK Subsidiary (including personnel files) relating to period prior to the Closing in a manner consistent with the prior practices of the UK Subsidiary; and

(iii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records and company books and records of the UK Subsidiary.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyers after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyers’ representatives reasonable access (including the right to make, at Buyers’ expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyers nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.10 where such access would violate any Law.

Section 6.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VII hereof.

Section 6.12 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby (including through the news media) without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The parties acknowledge that Seller will be required to make filings with the SEC disclosing the terms of this Agreement and the transactions contemplated thereby.

Section 6.13 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets and the UK Shares to Buyers; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.14 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall use its reasonable best efforts to remit such funds to Buyers within five (5) Business Days after its receipt thereof. From and after the Closing, if Buyers or their Affiliate receive or collect any funds relating to any Excluded Asset, Buyers or their Affiliate shall use its reasonable best efforts to remit any such funds to Seller within five (5) Business Days after its receipt thereof.

Section 6.15 Post-Closing Tax Returns. Following the Closing Date:

(a) To the extent permitted under applicable law, and excluding each tax period relating to any Tax or Tax Return of the UK Subsidiary, Seller and Buyers shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each tax period relating to any Tax or Tax Return.

(b) To the extent not filed prior hereto, Seller shall prepare or shall cause to be prepared, in accordance with applicable law, each Tax Return for each Pre-Closing Tax Period (other than any Tax Return subject to Section 6.16). At least twenty (20) days prior to the date on which a Tax Return for a Pre-Closing Tax Period (other than any Tax Return subject to Section 6.16) is due (after taking into account any valid extension), Seller shall deliver such Tax Return to U.S. Buyer. No later than five (5) days prior to the date on which a Tax Return for a Pre-Closing Tax Period (other than any Tax Return subject to Section 6.16) is due (after taking into account any valid extension), U.S. Buyer may make reasonable changes and revisions to such Tax Return. Seller shall cooperate fully in making any reasonable changes and revisions to any Tax Return for a Pre-Closing Tax Period (other than any Tax Return subject to Section 6.16). At least three (3) days prior to the date on which a Tax Return (as reasonably revised by U.S. Buyer) for a Pre-Closing Tax Period (other than any Tax Return subject to Section 6.16) is due (after taking into account any valid extension), Seller shall pay to U.S. Buyer an amount equal to any Tax due with respect to such Tax Return, but only to the extent that the Tax shown on the Tax Return was not taken into account in the Post-Closing Adjustment as provided pursuant to Section 2.07. U.S. Buyer shall file or shall cause to be filed such Tax Return prepared under this Section 6.15(b).

(c) U.S. Buyer shall prepare or shall cause to be prepared each applicable Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable law (other than any Tax Return subject to Section 6.16). At least twenty (20) days prior to the date on which a Tax Return for a Straddle Period (other than any Tax Return subject to Section 6.16) is due (after taking into account any valid extension), U.S. Buyer shall deliver or shall cause to be delivered such Tax Return to Seller. No later than five (5) days prior to the date on which a Tax Return for any Straddle Period (other than any Tax Return subject to Section 6.16) is due (after taking into account any valid extension), Seller may make reasonable changes and revisions to such Tax Return. U.S. Buyer shall cooperate fully in making any reasonable changes and revisions to any Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Tax Return for a Straddle Period (other than any Tax Return subject to Section 6.16) is due (after taking into account any valid extension), Seller shall pay to U.S. Buyer an amount equal to the Tax on such Tax Return to the extent such Tax relates, as determined under Section 6.15(d), to the portion of such Straddle Period ending on and including the Closing Date, but only to the extent that the Tax shown on the Tax Return was not taken into account in the Post-Closing Adjustment as provided pursuant to Section 2.07. U.S. Buyer shall file or shall cause to be filed such Tax Return prepared under this Section 6.15(c).

(d) In the case of a Tax payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of a Tax (other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts) be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion ending on the Closing Date of the Straddle Period and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e) Seller shall fully cooperate with U.S. Buyer, UK Buyer and UK Subsidiary in connection with the filing of Tax Returns pursuant to this Section 6.15. Such cooperation shall include Seller’s retention and (upon the request of U.S. Buyer or UK Buyer, as applicable), the provision of records and information that are reasonably relevant to the preparation of any Tax Return, including making employees available on a convenient basis to provide additional information and explanation of any material provided here under.

(f) Seller shall be entitled to any refunds (including any interest paid thereon) or credits for Taxes attributable to taxable periods ending on or before the Closing Date, and Buyer shall cooperate fully, as requested by Seller, in pursuing and obtaining any such refunds or credits.

(g) Buyers shall make no election under Section 338 of the Code with respect to any transaction contemplated in this Agreement.

Section 6.16 Transfer Taxes. Each party legal responsible for filing any Tax Return for Transfer Taxes (the “Responsible Party”) shall timely prepare and file such Tax Return and any other documentation for the Transfer Taxes based on the information that the Responsible Party has at such time about the Purchase Price and its allocation among the Purchased Assets. The other Party shall cooperate with the Responsible Party as reasonably requested in the preparation of such Tax Returns. If Seller is the Responsible Party for any Tax Return, Buyers shall reimburse Seller for half of the Transfer Taxes related to such Tax Returns within five (5) days after the filing of the applicable Tax Return and such obligations to reimburse Seller shall not be subject to any offset against any liabilities owed by Seller. If either U.S. Buyer or UK Buyer is the Responsible Party for any Tax Return, Seller shall reimburse such Buyer for half of the Transfer Taxes related to such Tax Returns within five (5) days after the filing of the applicable Tax Return and such obligations to reimburse the applicable Buyer shall not be subject to any offset against any liabilities owed by either Buyer. U.S. Buyer and Seller agree to use commercially reasonable efforts to timely sign and deliver (or to cause to be timely signed and delivered) such Exemption Certificates or forms (including Exemption Certificates executed by U.S. Buyer for each state in which any inventory included in the Purchased Assets is located) as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 6.17 Tax Cooperation. Following the Closing, each of the parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 6.15 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and, as applicable, making employees available on a convenient basis to provide additional information and explanation of any material provided hereunder. Seller shall either (a) retain all books and records with respect to Tax matters pertinent to the Purchased Assets and the Business relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and any extensions thereof) of the respective Pre-Closing Tax Periods or (b) give Buyers reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon the request of Buyers and at their cost, allow Buyers to take possession of such books and records.

Section 6.18 [Reserved].

Section 6.19 Return of Assets and Liabilities.

(a) If, following the Closing, any liability or right, property or asset or Contracts exclusively related to and forming part of the Excluded Assets or Excluded Liabilities is found to have been directly or indirectly transferred to the Buyers in error, to the extent practicable, the Buyers shall use reasonable best efforts to transfer, at no cost or consideration of the Seller, such liability or such right, property or asset as soon as practicable to the Seller, and the Seller shall accept or assume such liability, right, property or asset.

(b) If, following the Closing, any liability or right, property or asset, or Contracts exclusively related to and forming part of the Purchased Assets or Assumed Liabilities is found to have been retained by the Seller in error, the Seller shall use reasonable best efforts to transfer, at no cost or consideration to the Buyers, such liability or such right, property or asset as soon as practicable to the Buyer, and the Buyers shall accept or assume such liability, right, property or asset.

Section 6.20 Primary Business Location.

(a) Prior to the Closing, Seller will consolidate all of its Business operations into the Primary Business Location.

(b) As a condition to the Closing, Seller, as Landlord, and Buyer, as tenant, shall enter into a lease (the “New Lease”) for the Primary Business Location in the form of Exhibit G hereto.

Section 6.21 Production Cooperation. Prior to the Closing, upon the request of the Buyers, Seller shall reasonably cooperate with the Buyers and use commercially reasonable efforts to take such actions specified in Section 6.21 of the Disclosure Schedules (the “Production Matters”). The aggregate costs and expenses actually incurred by Seller and Buyers in connection with this Section 6.21 and the Production Matters will be paid 80% by Seller and 20% by Buyers; provided that nothing in this Agreement will require Seller to pay costs or expenses exceeding $60,000 in connection with this Section 6.21 or the Production Matters, such that after Seller has paid such amount, all costs and expenses incurred by Seller or Buyers in connection with this Section 6.21 and the Production Matters will be paid by the Buyers. The Seller shall have no further liability or obligation under this Section 6.21 (irrespective of whether the $60,000 threshold has been met) following Closing.

Section 6.22 Distributor Letters. Seller shall use commercially reasonable efforts to (x) deliver a letter in substantially the form attached hereto as Exhibit H to each of the Business’s current distributors and (y) obtain copies of such letters signed by the Business’s current distributors within three (3) business days prior to the Closing Date. Seller shall provide copies of any such signed letters to Buyers on or prior to the Closing Date.

Section 6.23 Employment Arrangements. Seller shall reasonably cooperate with the Buyers to assist them in entering into employment agreements or arrangements with Kelvin Woltring, Daniel Cheever and Patrick Handran, to be effective following the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyers and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.06(a), (b) and (c), Section 4.10 and Section 4.26, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.06(a), (b) and (c), Section 4.10 and Section 4.26 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyers, Seller or the UK Subsidiary, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyers at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have delivered to Buyers duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Seller shall have delivered to Buyer duly executed counterparts to the New Lease.

(h) Buyers shall have received all Permits listed on Section 7.02(h) of the Disclosure Schedules.

(i) Buyers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyers shall have each received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(m) Donna Witkowski shall have entered into an employment agreement with Buyers, on terms reasonably acceptable to Buyers, to be effective as of the Closing Date.

(n) Seller shall have delivered to Buyers such other documents or instruments as Buyers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyers contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyers, Seller or the UK Subsidiary, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) Buyers shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) Buyers shall have delivered the Indemnification Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(f) Seller shall have received certificates, dated the Closing Date and signed by a duly authorized officer of each of the Buyers, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (each a “Buyer Closing Certificate”).

(g) Seller shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Buyers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of each Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyers shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) Section 4.01, Section 4.02, Section 4.06(a), (b) and (c), Section 4.10, Section 4.23, Section 4.26, Section 5.01, Section 5.02 and Section 5.04 (such representations and warranties, collectively, the “Fundamental Representations”) shall survive for a period of six (6) years after the Closing, and (b) Section 4.20, Section 4.23 and Section 4.24 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller.

(a) Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (other than any Loss already taken into account in the Post-Closing Adjustment pursuant to Section 2.07) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(iii) any Excluded Asset or any Excluded Liability;

(iv) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Business, the Purchased Assets or the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(v) any Liabilities of the UK Subsidiary or the UK Buyer arising from any Actions set forth in Section 4.18(a) of the Disclosure Schedules; and

(vi) any Liabilities of the UK Subsidiary or the UK Buyer arising from such matters set forth on Section 8.02(a)(vi) of the Disclosure Schedules.

(b) With respect to the UK Subsidiary, Seller shall pay to the UK Buyer an amount equal to:

(i) any UK Subsidiary Tax Liability of the UK Subsidiary arising in respect of or in consequence of an Event which occurred on or before the Closing (or in respect of any period on or before); and

(ii) all reasonable costs and expenses properly incurred and payable by the UK Subsidiary or the UK Buyer in connection with any UK Subsidiary Tax Liability for which a claim may be successfully made under this Section 8.02(b) or in connection with any action taken in taking, defending or settling any successful claim under this Section 8.02(b).

For the avoidance of doubt, Seller’s obligations to make payments to UK Buyer pursuant to this Section 8.02(b) shall be reduced by any amount paid by Seller to any Buyer Indemnitee pursuant to Section 8.02(a) for the same UK Subsidiary Tax Liability.

(c) The covenant in Section 8.02(b) and the representations and warranties in Section 4.24 shall not apply to the extent that:

(i) provision, reserve or allowance (including any provision for deferred tax) specifically in respect of that liability was made in the Closing Working Capital Statement or the UK Subsidiary Tax Liability was otherwise taken into account or reflected in the Closing Working Capital Statement or payment or discharge of such amount was reflected in the Closing Working Capital Statement; or

(ii) such liability to UK Subsidiary Tax arises or is increased wholly or partly as a result any change in the law (including any change in the rates of UK Subsidiary Tax) or any change in the published practice of general application of any relevant Tax Authority, in each case announced and occurring after Closing; or

(iii) any Relief arising on or before Closing is available to the UK Subsidiary to set against, or otherwise mitigate or eliminate, the liability to UK Subsidiary Tax; or

(iv) the liability to UK Subsidiary Tax arises or is increased as a result of any change made after Closing to the accounting periods or the accounting basis, policy, practice or approach of the UK Subsidiary, except where the change is necessary to conform the UK Subsidiary’s accounting policies with generally accepted accounting practice; or

(v) the liability would not have arisen but for any voluntary action, transaction or omission on the part of the US Buyer, the UK Buyer or the UK Subsidiary after Closing, which could reasonably have been avoided and which was outside the ordinary course of business, except that this exclusion shall not apply where any such action, transaction or omission is carried out or effected by the US Buyer, the UK Buyer or the UK Subsidiary:

(A) pursuant to a legally binding commitment created on or before Closing; or

(B) at the specific written request of the Seller; or

(vi) the liability to UK Subsidiary Tax arises or is increased as a result of the failure by the Buyer to comply with any of its obligations under this Agreement; or

(vii) the liability to UK Subsidiary Tax would not have arisen or would have been reduced or eliminated but for:

(A) the making of a claim, election, surrender or disclaimer or the giving of a notice or consent or the doing of any other thing after Closing by Buyer or the UK Subsidiary or any other person connected with any of them (unless any provision or reserve for tax in the Closing Working Capital Statement is computed on the basis that such action will be taken); or

(B) the failure or omission on the part of Buyer or the UK Subsidiary or any other person connected with any of them to make any valid claim, election, surrender or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for tax in the Closing Working Capital Statement.

(d) With respect to, “UK Subsidiary Tax Liability” means: (A) any liability to make an actual payment or increased payment of UK Subsidiary Tax or on account of or in respect of UK Subsidiary Tax (whether or not such liability is a primary liability of the UK Subsidiary and whether or not the Person so liable has or may have any right of indemnity or reimbursement against any other person) whether or not such liability has been discharged before Closing (the amount of such UK Subsidiary Tax Liability is the amount of the payment or increased payment of or in respect of the UK Subsidiary Tax) and (B) the use, setting off or deduction in whole or in part of any Relief arising to the UK Subsidiary in respect of any period (or part of any period) or Event occurring or deemed to occur after Closing against income, profits or gains earned, accrued or received on or before Closing or in respect of any period ended on or before Closing or against any UK Subsidiary Tax arising in respect of an Event occurring on or before Closing or in respect of any period ended on or before Closing where the use, setting off or deduction of that Relief has the effect of reducing or eliminating a liability of the UK Subsidiary to pay UK Subsidiary Tax which would, but for such use, setting off or deduction, have given rise to a claim by the UK Buyer against the UK Subsidiary. The amount of such UK Subsidiary Tax Liability is the amount of UK Subsidiary Tax which has been saved by the UK Subsidiary as a result of the use, set off or deduction of the Relief.

(e) For purposes of computing any UK Subsidiary Tax Liability and for determining whether and to what extent a UK Subsidiary Tax Liability relates to a Pre-Closing Tax Period or a Post-Closing Tax Period, the UK Subsidiary’s Pre-Closing Tax Period shall be deemed to have ended as of the Closing.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, the Buyers shall, jointly and severally, indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses (other than any Loss already taken into account in the Post-Closing Adjustment pursuant to Section 2.07) incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of such Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Buyer pursuant to this Agreement;

(c) any Assumed Liability; or

(d) any Third Party Claim alleged on and after the Closing Date based upon, resulting from or arising out of the business, operations, properties, assets or obligations of the Buyers’ or any of their respective Affiliates on and after the Closing Date, including the Business, the Purchased Assets and the Assumed Liabilities.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a)(i) or Section 8.02(a)(vi) unless and until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a)(i) and Section 8.02(a)(vi) exceeds zero point five percent (0.5%) of the Purchase Price (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a)(i) and Section 8.02(a)(vi) shall not exceed ten percent (10%) of the Purchase Price.

(b) Such Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event such Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed ten percent (10%) of the Purchase Price.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a)(i) or Buyer shall be liable pursuant to Section 8.03(a) based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation shall not exceed the Purchase Price.

(d) Solely for purposes of calculating the amount of Losses for purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. For the avoidance of doubt, such qualifications shall not be disregarded for any other purposes, including for the purpose of determining whether there has been an inaccuracy in or breach of any representation or warranty.

(e) Notwithstanding anything to the contrary in this Agreement, there shall not be any limit or restriction (including any of the limitations contained in Section 8.04(a)) on any of the Buyer Indemnitees’ rights to maintain or recover any amounts against Seller in connection with an action or claim based upon fraud of Seller under applicable Law, or of the Seller Indemnitees’ rights to maintain or recover any amounts against Buyers in connection with an action or claim based upon fraud of any Buyer under applicable Law.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person (including any Tax Authority) who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The parties will use their commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) Business Days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. If the Indemnifying Party objects to the claim within such thirty (30) Business Day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any dispute within thirty (30) Business Days of such objection, and if such dispute is not resolved within such thirty (30) Business Day period, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund (subject to the limitations under Section 8.04), from Seller.

(c) Each Indemnified Party shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this Article VIII by the Indemnifying Party shall be reduced by any and all amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any expenses incurred by or on behalf of such Indemnified Party in collecting such amounts, including any increase of any premiums as a result thereof). If the Indemnified Party actually receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount, including any increases in any premiums as a result thereof.

(d) Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(e) The amount of Losses incurred by an Indemnified Party shall be reduced by the present value of any Tax benefit actually realized and increased by the present value of any Tax detriment actually realized by the Indemnified Party or its Affiliates and able to be utilized by the Indemnified Party or its Affiliates arising in connection with the circumstances relating to such Losses within the taxable year such loss arises and the following taxable year (and, if actually realized after any payment by the Indemnifying Party with respect to such Losses, the Indemnified Party shall return to the Indemnifying Party, as an adjustment to the Purchase Price, the amount of such benefit) in the Tax year in which such Losses were incurred.

(f) No Losses shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by the Buyers in the valuation of the Business, the Purchased Assets or the Assumed Liabilities.

(g) In no event shall any party have any liability to any Person for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items (including loss of revenue, income or profits, diminution of value or loss of business reputation, goodwill or opportunity relating to a breach or alleged breach hereof), except in the case of a party’s obligation to indemnify an Indemnified Party for amounts paid to a third party where such amounts are awarded pursuant to a Third Party Claim (or settlement thereof) that is subject to indemnification in accordance with, and subject to the limitations set forth in, this Article VIII.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedies. Subject to Section 2.07, Section 6.08 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyers;

(b) by Buyers by written notice to Seller if:

(i) Buyers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by January 31, 2020, unless such failure shall be due to the failure of Buyers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyers if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by such Buyer within ten (10) days of such Buyer’s receipt of written notice of such breach from Seller;

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by January 31, 2020, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) in accordance with Section 6.04(c), if the Seller shall have concurrently entered into a definitive agreement with respect to a Superior Proposal; or

(d) by Buyers or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this Article IX and Section 6.07 and Article X hereof;

(ii) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof; and

(iii) if this Agreement shall be terminated by Seller pursuant to Section 9.01(c)(iii), then the Seller shall pay Buyers a termination fee of $630,000 (the “Termination Fee”) in immediately available funds prior to such termination.

(b) Notwithstanding anything to the contrary set forth in this Agreement, Buyers’ acceptance of payment from the Seller of the Termination Fee pursuant to Section 9.02(a)(iii) shall constitute the sole and exclusive remedy of Buyers against the Seller and any of its former, current or future stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Seller Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder, and upon payment of such amounts, none of the Seller Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(c) The parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated hereby and that without these agreements, the parties would not enter into this Agreement. If the Seller shall fail to pay the Termination Fee when due pursuant to Section 9.02(a)(iii), the Seller shall reimburse Buyers for all costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.02(a)(iii).

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the second (2nd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Schmitt Industries, Inc. 2765 NW Nicolai Street Portland, Oregon 97210 E-mail: mzapata@schmitt-ind.com Attention: Michael Zapata, Chief Executive Officer and President

with a copy to:	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 E-mail: MNeidell@olshanlaw.com KMantel@olshanlaw.com Attention: Michael Neidell Kenneth Mantel

If to Buyers:

Tosei America, Inc.

8790 Governors Hill Drive

Suite 207

Cincinnati, Ohio 45249

E-mail: kobayashih@toseieng.co.jp

Attention: Kobayashi Hiroyuki

Tosei Engineering Corp.

4-6, Higashi-Nakanuki-machi, Tsuchiura-city, Ibaraki

Prefecture 300-0006, Japan

E-mail: k.tago@toseieng.co.jp

Attention: Tago Katsuhiro

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP 725 South Figueroa Street, Suite 2800 Los Angeles, California 90017-5406 E-mail: taisuke.kimoto@pillsburylaw.com Attention: Taisuke Kimoto

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any fact or item disclosed on any Disclosure Schedule shall be deemed disclosed on each other Disclosure Schedule to which such fact or item may apply so long as it is reasonably apparent that such disclosure is applicable thereto. The Disclosure Schedules and Exhibits are qualified in their entirety by reference to this Agreement and are not intended to constitute, and shall not be construed as, any representation or warranty or covenant of the Seller. The Disclosure Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed, and any fact or item disclosed in the Disclosure Schedules shall not by reason only of such inclusion be deemed to be material, establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and no disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.08(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Judicial Arbitration and Mediation Services, or its successor, in accordance with its arbitration rules and procedures then in force, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, NY. The arbitration shall be governed by the laws of the State of Delaware.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCHMITT INDUSTRIES, INC.

By

Name:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOSEI AMERICA, INC.

By

Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TOSEI ENGINEERING CORP.

By

Name:
Title: